EXHIBIT 33.1

Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

1.
The Huntington National Bank, (the “Bank”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of December 31, 2018, and for the period from January 1, 2018 to December 31, 2018 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include retail asset-backed securities transactions for which the Bank acts as servicer, involving the Consumer Automotive Receivables Platform (“Platform”). The Platform consists of the activities involved in the performance of servicing functions for all publicly and privately issued retail asset-backed transactions, and sold, as stipulated in Appendix B;

2.
For servicing criteria 1122(d)(4)(vii) and (viii), the Bank has engaged vendors (the “Vendors”) that are not servicers as defined in Item 1101(j) of Regulation AB to perform specific, limited or scripted activities and the Bank elects to take responsibility for assessing compliance with the servicing criteria or a portion of the servicing criteria applicable to such Vendors’ activities;

3.	Except as set forth in paragraph 4 below, the Bank used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.
The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Bank based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.
The Bank has complied, in all material respects with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole, except as described in Appendix C hereto;

6.
The Bank has not identified and is not aware of any material instances of noncompliance by the Vendors and the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole:

7.
The Bank has not identified and is not aware of any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole; and

8.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the Bank's assessment of compliance with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period.

The Huntington National Bank

By:     /s/ Kim Taylor
Name:     Kim Taylor
Title:     Senior Vice President, The Huntington National Bank

Date: March 14, 2019

APPENDIX A

Servicing Criteria		Applicable Servicing Criteria	Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by Huntington or by Vendors for which Huntington is the Responsible Party	NOT performed by Huntington or by subservicer(s) or vendor(s) retained by Huntington
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Receivables are maintained.		X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
1122(d)(1)(v)	Aggregation of information, as applicable , is mathematically accurate and the information conveyed accurately reflects the information.	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on Receivables are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Receivables serviced by the Servicer.
		X (with respect to (A), (B) and (C) only)	X (with respect to (D) only)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on Receivables is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Receivables and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on Receivables, including any payoffs, made in accordance with the related Receivables documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related Receivables documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the Receivables agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's Receivables (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a Receivable is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent Receivables including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for Receivables with variable rates are computed based on the related Receivables documents.		X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s Receivables documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable Receivables documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related Receivables, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

Appendix B
Asset backed Transactions and Loan Sales
Constituting the Platform            Dates outstanding
Nationwide Bank 2012 - 1                January 1, through August 20, 2018
Huntington Auto Trust 2015 - 1            January 1, through November 15, 2018
Huntington Auto Trust 2016 - 1            January 1, through December 31, 2018

Appendix C
The Bank has identified certain material instances of noncompliance related to the servicing criterion set forth in Item 1122(d)(3)(i)-reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, the reports to investors delivered in January and February 2018 provided information that was not calculated and disclosed in accordance with the terms specified in the transaction agreements.

The material instances of noncompliance relate to two separate matters:

(1)
Under the transaction agreements, reports to investors are required to disclose the note factor calculated as of the beginning of the period. In certain reports, the note factor was calculated as of the end of the period and the line item including the note factor was titled as “Ending Period Note Factor” rather than “Beginning Period Note Factor.”

(2)
Under the transaction agreements for the Huntington Auto Trust 2016-1 transaction, reports to investors are required to disclose the delinquency trigger set forth in the transaction agreements. Certain related reports to investors did not disclose such item.